EXHIBIT 3

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

COMMON STOCK PURCHASE WARRANT

To Purchase up to 2,745,098 Shares of Common Stock of

PHARMATHENE, INC.

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Kelisia Holdings Ltd., a public limited company established under the laws of Cyprus, having its office at 29 Theklas Lyssioti Street; Cassandra Centre, 2nd Floor; 3731 Limassol; Cyprus (together with any permitted transferee, the “Holder”), an indirect wholly owned subsidiary of Panacea Biotec Limited, a public limited company established under the laws of India, having its registered office at Ambala-Chandigarh Highway, Lalru-140501, Punjab, India (“PBL”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. U.S. Eastern Time on the first anniversary following the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from PharmAthene, Inc, a Delaware corporation (the “Company”), up to 2,745,098 shares (the “Warrant Shares”) of common stock, par value US$0.0001 per share, of the Company (the “Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions.

“Affiliate” means with respect to any Person, any Person that directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.

“Business Day” means a day other than a Saturday or Sunday or a day on which banks in Delaware are authorized or required by law to close.

“Control” (including with correlative meaning, Controlled by and under common Control with) shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, provided that in all events (and in addition to the above), the direct or indirect ownership of more than 50% of the paid-up and issued voting share capital of a Person shall be deemed to constitute control over such Person.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind, whether incorporated, registered or not.

Section 2. Exercise.

(a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by (i) delivery to the Company of a duly executed facsimile copy of the Notice of Exercise annexed hereto (the “Notice of Exercise”) (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company); (ii) surrendering this Warrant to the Company; and (iii) making payment to the Company of the aggregate Exercise Price (as defined below) for the shares thereby purchased by wire transfer to an account designated by the Company of same-day funds or cashier’s check drawn on a United States bank. The Company shall deliver any objection to any Notice of Exercise within three Business Days of receipt of such notice. In the event of any dispute or discrepancy, the records of the Company shall be controlling and determinative in the absence of manifest error.

(b) Exercise Price. The per share exercise price for the Warrant Shares shall be US$5.10, subject to adjustment hereunder (the “Exercise Price”).

(c) Mechanics of Exercise.

(i) Authorization of Warrant Shares. The Company covenants that all Warrant Shares that may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges or any encumbrance of any nature whatsoever in respect of the issue thereof.

(ii) Delivery of Certificates Upon Exercise. Certificates for shares purchased hereunder shall be transmitted by the transfer agent of the Company to the Holder by physical delivery to the address specified by the Holder in the Notice of Exercise within five (5) Business Days following receipt by the Company of a duly executed Notice of Exercise, this Warrant and the aggregate Exercise Price as set forth above (“Warrant Share Delivery Date”). This Warrant shall be deemed to have been exercised, the Warrant Shares shall be deemed to have been issued, and the Holder shall be deemed to have become a holder of record of such shares for all purposes, on the date the Exercise Price is received by the Company (the “Exercise Date”).

(iii) Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of the Holder and upon surrender of this Warrant certificate, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall, in all other respects, be identical to this Warrant.

(iv) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

(v) Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder.

(vi) Closing of Books. The Company will not close its stockholder books or records in any manner that prevents the timely exercise of this Warrant pursuant to the terms hereof.

(d) Maximum Exercise. The Holder shall not be entitled to exercise the Warrant for any amount of Warrant Shares that, if issued, would result on any such Exercise Date in the aggregate number of shares that the Holder would otherwise receive pursuant to the exercise of the Warrant, together with the 3,733,334 shares of Common Stock the Holder purchased pursuant to the Securities Purchase Agreement, dated September 30, 2008, between the Company and the Holder (the “Securities Purchase Agreement”), and any other shares beneficially owned by PBL, Kelisia Holdings Ltd. and any holder of Warrant Shares or shares of Common Stock issued pursuant to the Securities Purchase Agreement, and of their respective officers, directors and Affiliates, equaling or exceeding twenty percent (20%) of the number of shares of Common Stock outstanding on the date of the Securities Purchase Agreement or on such Exercise Date.

Section 3. Certain Adjustments.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, by reclassification of shares of the Common Stock, any shares of capital stock of the Company, then, in each case, the Exercise Price shall be adjusted by multiplying the Exercise Price immediately prior to such adjustment by a fraction the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(c) Voluntary Adjustment by Company. The Company may, at any time during the term of this Warrant and with the prior written approval by the Holder, reduce the then-current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

(d) Notice to Holder.

(i) Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to this Section 3, the Company shall within five (5) Business Days mail to the Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Exercise by Holder. If any of the events specified in Section 3(a)(i), (ii), (iii) or (iv) occurs, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company a notice setting forth the record date or the effective date for such event.

(e) Further Negotiations. If at any time beginning thirty (30) trading days after the Closing Date, the weighted average closing price of the common stock of the Company on the American Stock Exchange or any successor exchange during the preceding twenty (20) consecutive trading days was below US$3.50 per share, the Holder may request that the Company attend a meeting to discuss an amendment to this Warrant that could result in an adjustment to the Exercise Price. Representatives of the Company shall agree to meet with the Holder and will have such meeting at a time that is mutually convenient, but in no event more than twenty (20) days after such request is made in writing by the Holder. The Company is under no obligation to agree to any such adjustment and this provision does not modify or limit the restrictions provided for in Section 2(d) of this Warrant.

Section 4. Transfer of Warrant.

(a) Transferability. This Warrant and all rights hereunder may be transferred to third parties; provided that this Warrant and any rights hereunder may not be transferred, directly or indirectly, through Affiliates or otherwise, to (a) any individuals or entities whose business purpose is competitive, in whole or in substantial part, with the business of the Company (except to the extent such transfer is to PBL or any of its direct or indirect wholly-owned subsidiaries), (b) individuals, entities or organizations (including governments or governmental agencies or organizations) then appearing on the list of Specially Designated National and Blocked Persons maintained by the U.S. Office of Foreign Assets Control (“OFAC”) or entities or individuals, transfer of such rights to whom might reasonably be expected to have an adverse effect on the ability of the Company to bid for and receive grants or contracts from the United States government, and (c) entities or organizations then controlled by such individuals or having their registered office, headquarters or primary place of business located in a nation that is then subject to an OFAC sanctions program. In the event of any such transfer, the transferee shall agree to be bound by all of the terms and conditions imposed on the Investor under this Warrant, the Investor Rights Agreement of even date herewith, between the Company and Kelisia Holdings Ltd. (to the extent applicable to holders of Warrant Shares) and Section 27 of the Securities Purchase Agreement.

(b) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the Holder hereof and upon receipt of written notice from Holder of any permitted transfer, the Company shall update the Warrant Register to reflect the current registered holder. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes.

Section 5. Miscellaneous.

(a) No Rights as Shareholder Until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price, the Warrant Shares so purchased shall be, and be deemed to be, issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.

(b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that, upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will, in lieu of such Warrant or stock certificate, make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation.

(c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

(d) Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation.

Except and to the extent as waived or consented to by the Holder in writing, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

(e) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Securities Purchase Agreement.

(f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant will have restrictions upon resale imposed by state and federal securities laws and that the certificate(s) representing such Warrant Shares will contain a legend stating that the Warrant Shares have not been registered under the Securities Act and, therefore, cannot be offered, sold or transferred unless registered under the Securities Act or an exemption from such registration is available in the opinion of counsel satisfactory to the Company or unless registered in accordance with the Investor Right Agreement executed by and between the Holder and the Company as of the date hereof.

(g) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Securities Purchase Agreement.

(h) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(i) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of, and be binding upon, the successors of the Company and the successors and permitted assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all holders from time to time of this Warrant and shall be enforceable by any such holder or holder of Warrant Shares.

(j) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(k) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(l) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

(m) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice-of-law rules thereof.

(n) Remedies. Each party agrees that in event that a settlement of any controversy, claim or dispute is not reached by mutual agreement, such controversy, claim or dispute will be settled by arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration will be in London, England and the arbitrator’s report will be submitted within six (6) months of the initiation of the arbitration process. The applicable federal or state court shall have jurisdiction to enforce any award or remedy granted in the arbitration. Each party will bear its own costs incurred in the course of arbitration.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: October 10, 2008

PHARMATHENE, INC.

By:	/s/ David P. Wright
Name:	David P. Wright
Title:	President and CEO

NOTICE OF EXERCISE

TO: PHARMATHENE, INC.

(1) The undersigned hereby elects to purchase                      Warrant Shares of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, not including transfer taxes, if any.

Following the proposed exercise of this Warrant, the total beneficial ownership of Common Stock held by the Holder and its officers, directors and Affiliates will be:                  shares of Common Stock.

(2) Payment shall be made by (check applicable box):

[    ] wire transfer to an account designated by the Company

[    ] cashier’s check drawn on a United States bank

in lawful money of the United States.

(3) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned.

The Warrant Shares shall be delivered to the following address: